Filed Pursuant to Rule 424(b)(7)
Registration No. 333-248471

CALCULATION OF REGISTRATION FEE

Title of Each Class Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.001 par value per share	241,099	$58.81	$14,179,032.19	$1,840.44 (2)

(1)	Includes an indeterminate number of shares of Class A Common Stock which we may issue by way of a stock dividend, stock split or similar transaction.
(2)

Estimated pursuant to Rule 457(c). The proposed maximum offering price and registration fee are based on the average of the high and low prices for our Class A Common Stock on August 24, 2020 as reported on the New York Stock Exchange.

(3)

The filing fee of $1,840.44 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-248471 filed by the registrant on August 28, 2020.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 28, 2020)

241,099 Shares

Class A Common Stock

This prospectus supplement relates to the potential resale from time to time by the selling stockholders identified in this prospectus supplement of some or all of 241,099 shares of our Class A common stock, or the securities. The registration of the securities covered by this prospectus supplement does not necessarily mean that any of the securities will be offered or sold by the selling stockholders.

We will receive no proceeds from any resale of the securities, but we have agreed to pay certain registration expenses.

The selling stockholders identified in this prospectus supplement (which term as used herein includes their pledgees, donees, transferees, or other successors in interest), may offer the securities from time to time as they may determine directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions. See the sections entitled “Plan of Distribution” and “About this Prospectus Supplement” for more information.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. As of the date of this prospectus supplement, outstanding shares of Class B common stock represent approximately 78.6% of the voting power of our outstanding capital stock.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HLI.” The last reported sale price of our Class A common stock on the NYSE on August 27, 2020 was $59.47 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page S-3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2020.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

We have not, and the selling stockholders have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context otherwise requires, the terms the “Company,” “Houlihan Lokey, Inc.” “Houlihan Lokey,” “HL,” “we,” “us” and “our” refer to Houlihan Lokey, Inc., a Delaware corporation, and, unless otherwise stated, all of its subsidiaries.

THE COMPANY

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (M&A), capital markets, financial restructurings, and financial and valuation advisory. Through our offices in the United States, Europe, Asia, Australia, and Dubai, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance encompassing M&A and capital markets advisory, Financial Restructuring both out-of-court and in formal bankruptcy or insolvency proceedings and Financial and Valuation Advisory, including financial opinions and a variety of valuation and financial consulting services.

Houlihan Lokey, Inc. was incorporated in Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

ABOUT THIS OFFERING

This prospectus supplement relates to the potential resale from time to time of some or all of 241,099 shares of our Class A common stock by the former members (the “MVP Sellers”) of MVP Capital, LLC, a California limited liability company, that we acquired on August 14, 2020 (the “MVP Acquisition”), or their pledgees, donees, transferees, or other successors in interest. The securities offered hereby consist of (i) 192,247 shares of our Class A common stock issuable upon conversion of a like number of shares of our Class B Common Stock issued to the MVP Sellers upon the closing of the acquisition (the “Closing Unrestricted Shares”) and (ii) up to 48,852 shares of our Class A common stock issuable upon conversion of a like number of shares of our Class B Common Stock issuable to the MVP Sellers upon the attainment of certain post-closing performance targets (the “Initial Earnout Shares”). We are registering the securities pursuant to our obligations under that certain Registration Rights Agreement (the “MVP Registration Rights Agreement”), dated as of August 14, 2020, between us and the MVP Sellers. Under the Registration Rights Agreement, we may be obligated to register additional shares of Class A common stock with a value of up to approximately $7.8 million in the future upon the attainment of additional post-closing performance targets or the conversion into Class B common stock of a portion of the convertible notes issued to the MVP sellers in connection with the MVP acquisition (the “Conversion Shares”). If such performance targets are attained or if such convertible notes are converted, we may amend or supplement this prospectus supplement or file a new prospectus supplement registering the additional shares of Class A common stock for resale if required by the MVP Registration Rights Agreement at that time.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully all of the material risks discussed in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, together with the other information contained in this prospectus supplement and the accompanying prospectus before investing in our Class A common stock. If any of the risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment. This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by the forward-looking statements as a result of specific factors, including the risks discussed in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information, see the sections entitled “Where You Can Find Additional Information; Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus supplement may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	our ability to retain our managing directors and our other senior professionals;

•	our ability to successfully identify, recruit and develop talent;

•	changing market conditions;

•	reputational risk;

•	our volatile revenue and profits on a quarterly basis;

•	risks associated with our acquisitions, joint ventures and strategic investments;

•	strong competition from other financial advisory and investment banking firms;

•	potential impairment of goodwill and other intangible assets, which represent a significant portion of our assets;

•	our ability to execute on our growth initiatives, business strategies or operating plans;

•	risks associated with the U.S. tax law changes;

•	risks associated with our international operations;

•	fluctuations in foreign currency exchange rates;

•	costs of compliance associated with broker-dealer, employment, labor, benefits and tax regulations;

•	our potential to offer new products within our existing lines of business or enter into new lines of business, which may result in additional risks and uncertainties in our business;

•	operational risks;

•	extensive and evolving regulation of our business and the business of our clients;

•	substantial litigation risks;

•	cybersecurity and other security risks;

•	continuing contingent tax liabilities;

•	our dependence on fee-paying clients;

•	our clients’ ability to pay us for our services;

•	our ability to generate sufficient cash in the future to service our indebtedness;

•	an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities may implement to address it, which may (as with COVID-19) cause a severe and prolonged disruption and instability in the global financial markets and may precipitate or exacerbate one or more of the above-mentioned factors and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and

•	other factors beyond our control.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any net proceeds from the sale of shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering the resale of up to 241,099 shares of Class A common stock covered by this prospectus supplement to allow the selling stockholders or their transferees, donees, pledges, assignees or other successors-in-interest to sell or otherwise dispose of, from time to time, such shares of Class A common stock issuable on a one-for-one basis upon conversion of a portion of the Class B common stock currently owned by, or issuable to, the selling stockholders. Unless otherwise noted below, the shares being offered were issued, or are issuable, to the selling stockholders in connection with the MVP Acquisition. We are registering the resale of the shares of Class A common stock covered by this prospectus supplement pursuant to our obligations under the MVP Registration Rights Agreement.

Each share of Class B common stock is convertible into one share of Class A common stock. The selling stockholders may from time to time offer and sell pursuant to this prospectus supplement any or all of the shares of our Class A common stock being registered.

Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus supplement, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume the sale of all shares of Class A common stock offered by the selling stockholders pursuant to this prospectus supplement. We may supplement or amend this prospectus supplement to include additional selling stockholders upon provision of all required information to us and subject to the terms of the Registration Rights Agreement. The table below does not include any Conversion Shares, or shares of Class A common stock that we may be required to issue in the future to the MVP Sellers upon the attainment of post-closing performance targets, other than the Initial Earnout Shares.

The percentages of beneficial ownership prior to and following this offering set forth below are based on a total of 51,021,088 shares of Class A common stock and 18,752,875 shares of Class B common stock outstanding as of August 24, 2020. Beneficial ownership is determined in accordance with the rules of the SEC.

	Shares beneficially owned prior to the offering									Shares offered hereby		Shares beneficially owned following the offering
	Class A		Class B			% of Total Shares		% total voting power**				Class A		Class B			% of Total Shares		% total voting power*
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class						Currently Beneficially Owned	Issuable in respect of Initial Earnout Shares (1)	Shares	% of Class	Shares	% of Class
Greg Widrow	—	—%	96,976	*	%	*	%	*	%	62,749	15,946	—	—%	34,227	*	%	*	%	*	%
Jason Hill	—	—%	57,907	*	%	*	%	*	%	37,469	9,521	—	—%	20,438	*	%	*	%	*	%
Clayton Funk	—	—%	57,907	*	%	*	%	*	%	37,469	9,521	—	—%	20,438	*	%	*	%	*	%
Elliot Evers	—	—%	9,903	*	%	*	%	*	%	6,408	1,628	—	—%	3,495	*	%	*	%	*	%
Brian Pryor	—	—%	28,938	*	%	*	%	*	%	18,725	4,758	—	—%	10,213	*	%	*	%	*	%
William Fanning	—	—%	45,478	*	%	*	%	*	%	29,427	7,478	—	—%	16,051	*	%	*	%	*	%

*	Less than 1%.
**

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock currently beneficially owned, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. For more information, see “Description of Capital Stock” in the accompanying prospectus.

(1)	Consists of an aggregate of (i) 48,852 shares of Class A common stock issuable in respect of the Initial Earnout Shares.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling the securities received from a named selling stockholder after the date of this prospectus supplement (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are traded, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•

block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus supplement;

•	privately negotiated transactions ;

•	short sales;

•	through the writing of options on the securities, swaps or other derivatives, whether or not the options or such instruments are listed on an exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members, equityholders or creditors;

•

one or more underwritten offerings on a firm commitment or best efforts basis or other purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom they may act as agent;

•	pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the securities;

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; or

•	any combination of the foregoing methods or by any other legally available means.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage underwriters, brokers or dealers, and any underwriters, brokers or dealers may arrange for other underwriters, brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or in over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, or in accordance with Section 4(1) of the Securities Act, rather than pursuant to this prospectus supplement, regardless of whether the securities are covered by this prospectus supplement.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been so pledged or hypothecated (or otherwise subject to a security interest) will, upon foreclosure in the event of default, be deemed to be selling stockholders. The plan of distribution for those selling stockholders’ securities will otherwise remain unchanged. The selling stockholders (or their pledgees, donees, transferees or other successors in interest) also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest thereof will be the selling stockholders for purposes of this prospectus supplement.

In addition, selling stockholders may, from time to time, sell the securities short, and, in those instances, this prospectus supplement may be delivered in connection with the short sales and the securities offered under this prospectus supplement may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an additional prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholders may enter into options or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. In addition, the selling stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

The securities offered hereby were originally issued, or will be issued, to the MVP Sellers pursuant to an exemption from the registration requirements of the Securities Act. We are registering the resale of the securities offered hereby pursuant to our obligations contained in the MVP Registration Rights Agreement.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

To the extent permitted by applicable law, this plan of distribution may be modified in an additional prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus supplement have been sold by the selling stockholders.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Houlihan Lokey, Inc. as of March 31, 2020 and 2019, and for each of the years in the three-year period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2020 financial statements refers to a change in method of accounting for leases as of April 1, 2019, due to the adoption of Accounting Standards Codification Topic 842, Leases.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) with respect to the registration of the Class A common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offered by this prospectus supplement, and related matters, you should review the accompanying prospectus and the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement are available at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus supplement and before the date that the offering of the Class A common stock by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed on May 15, 2020;

•

The portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 29, 2020, incorporated by reference in the Annual Report on Form 10-K for the year ended March 31, 2020, as supplemented by the additional Definitive Proxy Soliciting Materials, filed with the SEC on August 27, 2020;

•	Quarterly Report on 10-Q for the fiscal quarter ended June 30, 2020, filed on August 4, 2020;

•	Current Reports on Form 8-K filed with the SEC on May 20, 2020, June 25, 2020 and July 2, 2020;

•	Registration Statement on Form 8-A for the registration of the Class A common stock under Section 12(b) of the Exchange Act, filed on August 10, 2015; and

•

All other documents filed by the Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein)

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Houlihan Lokey, Inc., 10250 Constellation Blvd., 5th Floor, Los Angeles, CA 90067. You also may contact us at (310) 788-5200 or visit the “SEC Filings & Financial Reports” page of our Investor Relations website at www.hl.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

PROSPECTUS

HOULIHAN LOKEY, INC.

Class A Common Stock

Offered by the Company

Class A Common Stock

Offered by the Selling Securityholders

We may offer and sell shares of our Class A common stock and the selling securityholders may offer and sell shares of our Class A common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of our Class A common stock. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling securityholders.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock.

Each time we or any of the selling securityholders offer and sell shares of our Class A common stock, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts and prices in connection with such offering. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our Class A common stock.

We may offer and sell shares of our Class A common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our Class A common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HLI”. On August 27, 2020, the last reported sale price of our Class A common stock on the NYSE was $59.47 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell shares of our Class A common stock from time to time and in one or more offerings and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell shares of our Class A common stock from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell shares of our Class A common stock, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains information about the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to such offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any shares of our Class A common stock, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Houlihan Lokey,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Houlihan Lokey, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities. We use the term “HL Holders” to refer to current and former employees and members of our management that hold our Class B common stock through the Houlihan Lokey Voting Trust (the “HL Voting Trust”).

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hl.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered shares of our Class A common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 15, 2020.

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The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 29, 2020, as supplemented by the additional Definitive Proxy Soliciting Materials, filed with the SEC on August 27, 2020.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 4, 2020.

•	Our Current Reports on Form 8-K filed with the SEC on May 20, 2020, June 25, 2020 and July 2, 2020.

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The description of our Class  A common stock contained in our registration statement on Form 8-A, dated and filed with the SEC on August 10, 2015, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in this prospectus, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

(310) 788-5200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (M&A), capital markets, financial restructurings, and financial and valuation advisory. Through our offices in the United States, Europe, Asia, Australia, and Dubai, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance encompassing M&A and capital markets advisory, Financial Restructuring both out-of-court and in formal bankruptcy or insolvency proceedings and Financial and Valuation Advisory, including financial opinions and a variety of valuation and financial consulting services.

We filed our certificate of incorporation with the Secretary of State of Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

RISK FACTORS

An investment in the shares of our Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any shares of our Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of our Class A common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares of our Class A common stock as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of shares of our Class A common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, the full text of our amended and restated certificate of incorporation and amended and restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 1,000,000,000 shares.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Class A Common Stock and Class B Common Stock

As of August 24, 2020, there were 51,021,088 shares of our Class A common stock outstanding and 18,752,875 shares of Class B common stock outstanding.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights; provided that, except as otherwise described below with respect to the right to vote on any amendment to our amended and restated certificate of incorporation relating to any series of preferred stock or as required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. Under our amended and restated certificate of incorporation, holders of our Class A common stock and Class B common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation or pursuant to the Delaware General Corporation Law (the “DGCL”).

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividends or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid equally, identically and ratably, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Liquidation. In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and after making provision for the entitlements of holders of any series of preferred stock, our remaining assets and funds, if any, shall be divided among and paid ratably to the holders of the shares of Class A common stock and Class B common stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications. If we subdivide, combine or reclassify in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transaction. In connection with any change of control transaction (as defined below), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

A change of control transaction is defined as (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by our board of directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of our property and assets (which shall for such purpose include the property and assets of any direct or indirect wholly owned subsidiary of the Company); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect wholly owned subsidiary or subsidiaries of the Company shall not be deemed a “change of control transaction”; or (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company (or the surviving entity or its parent) and more than 50% of the total number of outstanding shares of the Company’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction own voting securities of the Company (or the surviving entity or its parent) immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation. In addition, upon the date on which (x) the aggregate outstanding shares of common stock owned by (i) the HL Voting Trust and (ii) the beneficiaries of the HL Voting Trust or certain of their transferees, together with (y) the outstanding shares of our common stock (A) received by a holder of our common stock in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such holder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by us from time to time, collectively represent less than 20% of the then aggregate outstanding shares of our common stock, or on a date specified by the holders of at least 66 2⁄3% of the outstanding shares of Class B common stock (the “Final Conversion Date”), all outstanding shares of Class B common stock shall convert automatically into shares of Class A common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the preferred stock voting separately as a class shall be required therefor.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

HL Holders Registration Rights Agreement

We have entered into a Registration Rights Agreement with the HL Holders, which we refer to as the HL Holders Registration Rights Agreement, pursuant to which the HL Holders can demand that we file a registration statement relating to shares of our common stock, including shares of our Class A common stock issuable upon conversion of the shares of our Class B common stock, which common stock we refer to as registrable shares, and can request that their registrable shares be covered by a registration statement that we are otherwise filing. These rights are subject to the lock-up provisions discussed in our Form 10-K under “Part I. Item 1. Business-Organizational Structure-Lock-Up Agreements.”

Demand Registration Rights. Under the terms of the HL Holders Registration Rights Agreement, the holders of registrable shares entitled to demand registration rights may request that the Company register all or a portion of their registrable shares for sale under the Securities Act. The Company will effect the registration as requested unless, in the good faith and reasonable judgment of the Company’s board of directors, such registration should be delayed. The Company may be required to effect three of these registrations per year. In addition, at times when the Company is eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that the Company register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form.

Incidental Registration Rights. In addition, if at any time the Company registers any shares of our Class A common stock, the holders of all registrable shares are entitled to notice of the registration and to have all or a portion of their registrable shares included in the registration.

Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to the HL Holders Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and transfer taxes. The HL Holders Registration Rights Agreement contains cross- indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

MVP Registration Rights Agreement

We have entered into a Registration Rights Agreement (the “MVP Registration Rights Agreement”) with the former members of MVP Capital, LLC, a Delaware limited liability company, that we acquired on August 14, 2020 (the “MVP Sellers”), pursuant to which we are required to register for resale by the MVP Sellers’ (i) 192,247 shares of our Class A common stock issuable upon conversion of a like number of shares of our Class B common stock issued to the MVP Sellers upon the closing of the acquisition, (ii) shares of our Class A common stock issuable upon conversion of shares of our Class B common stock with a value of up to approximately $10.3 million issuable upon the attainment of certain post-closing performance targets and (iii) shares of our Class A common stock issuable upon conversion of shares of our Class B common stock with a value of up to approximately $1.8 million issuable upon conversion of certain convertible notes issued to the MVP Sellers in connection with the acquisition (collectively, the “MVP Registrable Securities”). We have further agreed to use our commercially reasonable efforts to cause the registration statement registering the MVP Registrable Securities to be continuously effective until the earlier to occur of (i) such time as there are no longer any such registrable securities and (ii) August 14, 2024. We will pay all registration expenses related to registration, other than underwriting discounts, selling commissions and transfer taxes and expenses of counsel to the MVP Sellers that exceed an agreed cap. The MVP Sellers Registration Rights Agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the MVP Sellers as selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Exclusive Venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Provisions

We are not governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 will not apply to us, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of our amended and restated certificate of incorporation, apply to us; and (ii) the Final Conversion Date has occurred, and we will thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to us. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person will be an “interested stockholder” subject to any such prohibition on engaging in business combinations with us.

Classified Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the division of our board of directors into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Final Conversion Date, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66-2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Subject to any rights of the holders of any series of preferred stock to elect directors, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Super-Majority Voting

Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66-2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66-2⁄3% of the votes of the then-outstanding shares of our capital stock, which all our stockholders would be entitled to cast in an election of directors, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described in this paragraph and under “—Classified Board of Directors and Removal of Directors” above

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

Special Meeting of Stockholders

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors pursuant to a resolution adopted by the majority of our board, our chairman of the board (or in the event of co-chairmen, either chairman), our chief executive officer, our president or either of our co-presidents (in the event there is no chief executive officer).

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material United States federal income tax consequences to Non-United States Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-United States Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-United States Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-United States Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-United States Holders subject to special rules, including, without limitation:

•	United States expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

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persons subject to U.S. federal income special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-United States Holder

For purposes of this discussion, a “Non-United States Holder” is any beneficial owner of our Class A common stock that is neither a “United States person” nor an entity treated as a partnership for United States federal income tax purposes. A United States person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-United States Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-United States Holder of our Class A common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-United States Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-United States Holder holds the stock through a financial institution or other intermediary, the Non-United States Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-United States Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-United States Holder are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-United States Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-United States Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-United States Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-United States Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-United States Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the Non-United States Holder (even though the individual is not considered a resident of the United States), provided the Non-United States Holder has timely filed United States federal income tax returns with respect to such losses. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-United States Holder of our Class A common stock will not be subject to United States federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-United States Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-United States Holder’s holding period.

Non-United States Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-United States Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered shares of our Class A common stock from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Houlihan Lokey, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Houlihan Lokey, Inc. as of March 31, 2020 and 2019, and for each of the years in the three-year period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2020 financial statements refers to a change in method of accounting for leases as of April 1, 2019, due to the adoption of Accounting Standards Codification Topic 842, Leases.

241,099 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

August 28, 2020